As filed with the Securities and Exchange Commission on March 9, 2017

Registration No. 333-200074

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

JP ENERGY PARTNERS LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-2504700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 East Las Colinas Blvd

Suite 2000

Irving, Texas 75039

(972) 444-0300

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

JP Energy Partners LP 2014 Long-Term Incentive Plan

(Full title of the plan)

J. Patrick Barley

President and Chief Executive Officer

600 East Las Colinas Blvd

Suite 2000

Irving, Texas 75039

(972) 444-0300

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan J. Maierson

John M. Greer

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed by JP Energy Partners LP, a Delaware limited partnership (“JP Energy”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-20074, filed on November 10, 2014, registering 3,642,700 common units representing limited partner interests (the “Common Units”), of JP Energy under the JP Energy 2014 Long-Term Incentive Plan

On March 7, 2017, the unitholders of JP Energy adopted and approved the Agreement and Plan of Merger, dated as of October 23, 2016 (the “Merger Agreement”), by and among American Midstream Partners, LP (“AMID”), American Midstream GP, LLC, Argo Merger Sub, LLC (“AMID Merger Sub”), Argo Merger GP Sub, LLC (“GP Sub”), JP Energy and JP Energy GP II LLC. Pursuant to the terms of the Merger Agreement, AMID Merger Sub was merged with and into JP Energy, with JP Energy continuing as the surviving entity and as a direct wholly owned subsidiary of AMID (the “Merger”).

Each common unit representing a limited partner interest in JPE (the “JPE Common Units”) and each subordinated unit representing a limited partner interest in JPE (the “JPE Subordinated Units” and, together with JPE Common Units, the “JPE Units”) outstanding immediately prior to the effective time of the Merger, other than those JPE Units held by Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company and successor by merger to AL Lonestar, LLC (together with its affiliates, the “Affiliated Unitholders”) and GP Sub, was converted into the right to receive 0.5775 of a newly issued common unit representing a limited partner interest in AMID (the “AMID Common Units”). Each JPE Unit outstanding immediately prior to the effective time of the Merger held by an Affiliated Unitholder was converted into the right to receive 0.5225 of a newly issued AMID Common Unit.

As a result of the completion of the transactions contemplated by the Merger Agreement, JP Energy has terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by JP Energy in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, JP Energy hereby removes from registration all of such securities of JP Energy registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, State of Texas on March 9, 2017.

JP Energy Partners LP

By:	Argo Merger GP Sub, LLC, its general partner

By:	/s/ J. Patrick Barley
Name:	J. Patrick Barley
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities as indicated, which are with Argo Merger GP Sub, LLC, the general partner of JP Energy Partners LP, on the dates indicated:

Signature	Title	Date

/s/ J. Patrick Barley J. Patrick Barley	President, Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2017

/s/ Patrick J. Welch Patrick J. Welch	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	March 9, 2017

/s/ Shiming Chen Shiming Chen	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 9, 2017